Exhibit 99.1

Plains All American Pipeline and Plains GP Holdings
Announce Completion of Canadian NGL Divestiture

HOUSTON – May 12, 2026 – Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) (collectively, “Plains”) completed the previously announced sale of all of the issued and outstanding shares of Plains Midstream Canada ULC, the PAA subsidiary that owns substantially all of PAA’s natural gas liquids (NGL) business (the “Canadian NGL Business”) to Keyera Corp., an Alberta Corporation (“Keyera”), pursuant to the terms of a definitive Share Purchase Agreement dated as of June 17, 2025 (the “SPA”).

Net cash proceeds from the sale were approximately $3.3 billion (net of purchase price adjustments, taxes and other related costs) and will be used to repay certain outstanding indebtedness and for other general partnership purposes. Post closing, Plains expects its leverage ratio to trend toward the middle of its targeted range of 3.25 to 3.75x. As previously disclosed, Plains does not anticipate paying a special distribution following the closing as the tax liability to unitholders resulting from the NGL divestiture is expected to be mitigated by bonus depreciation from the Cactus III acquisition.

“We are excited to finalize this transaction which completes our transformation to a premier pure play crude oil midstream company. Moving forward, our business should be more durable with less commodity price volatility, and our free cash flow will be supported by reduced maintenance capital and lower corporate taxes. Our remaining crude footprint is highly competitive with integrated assets spanning from Canada to the U.S. Gulf Coast. Our asset portfolio offers customers optionality to reach multiple destinations, including Corpus Christi, which serves as the primary U.S. oil export market. We believe recent geopolitical events enhance the value of existing infrastructure in North America and Plains is well positioned to capture this value and deliver on our commitment of driving efficient growth through capital discipline, maintaining a strong balance sheet and returning capital to unitholders,” said Willie Chiang, Chairman, CEO and President.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements including, but not limited to, statements regarding the anticipated operational, financial and strategic benefits resulting from the sale of Plains’ NGL business to Keyera Corp. There are a number of risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things: changes in or disruptions to economic, market or business conditions; substantial declines in commodity prices or demand for crude oil; third-party constraints; legal constraints (including the impact of governmental regulations, orders or policies); and other factors and uncertainties inherent in transactions of the type discussed herein or in our business as discussed in PAA’s and PAGP’s filings with the Securities and Exchange Commission.

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil. PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminalling, storage, and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. More information is available at www.plains.com.

Investor Relations Contacts:

Blake Fernandez

Ross Hovde

PlainsIR@plains.com

(866) 809-1291